Exhibit 3.1(1)

CERTIFICATE OF AMENDMENT

TO

NINTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RAPID MICRO BIOSYSTEMS, INC.

Rapid Micro Biosystems, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That the Board of Directors of the Corporation duly adopted resolutions at a meeting recommending and declaring advisable that the Ninth Amended and Restated Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the first paragraph of Article FOURTH of the Ninth Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“Effective on the filing of this Certificate of Amendment to Ninth Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Amendment Effective Time”), a one-for-five reverse split of each class of the Corporation’s Common Stock, par value $0.01 per share (the “Common Stock”), shall become effective, pursuant to which each five shares of each class of Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Amendment Effective Time shall be reclassified and combined into one validly issued, fully-paid and nonassessable share of such class of Common Stock automatically and without any action by the holder thereof upon the Amendment Effective Time and shall represent one share of such class of Common Stock from and after the Amendment Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of each class of the Common Stock and each class of the Preferred Stock following the Reverse Stock Split shall remain at $0.01 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Amendment Effective Time of a certificate which formerly represented shares of any class of Common Stock that were issued and outstanding immediately prior to the Amendment Effective Time, any person who would otherwise be entitled to a fractional share of such class of Common Stock as a result of the Reverse Stock Split, following the Amendment Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair market value per share as determined in good faith by the Board of Directors.

Each stock certificate that, immediately prior to the Amendment Effective Time, represented shares of any class of Common Stock that were issued and outstanding immediately prior to the Amendment Effective Time shall, from and after the Amendment Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of such class of Common Stock after the Amendment Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Amendment Effective Time); provided, however, that from and after the Amendment Effective Time, the shares of all classes of Common Stock shall be uncertificated and, upon the surrender of a stock certificate or certificates that represented shares of any class of Common Stock that were issued and outstanding immediately prior to the Amendment Effective Time, such certificate shall be cancelled and the Corporation shall not issue any new certificate or certificates representing the number of whole shares of such class of Common Stock to which such person is entitled as a result of the Reverse Stock Split. To the extent the Corporation has not already done so, the Corporation shall, upon the surrender by any holder of a stock certificate or certificates that represented shares of any class of Common Stock issued and outstanding immediately prior to the Amendment Effective Time, pay to the holder thereof any cash to which such holder may be entitled in lieu of fractional shares of such class of Common Stock as provided for herein.

The total number of shares of all classes of stock which the Corporation shall have authority to issue is 278,161,710, consisting of (i) 81,904,000 shares of Common Stock, and (ii) 196,257,710 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).

RESOLVED, that the first sentence of the introductory paragraph of Section A of Article FOURTH of the Ninth Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“75,000,000 of the authorized shares of Common Stock of the Corporation are hereby designated “Class A Common Stock” and 6,904,000 of the authorized shares of Common Stock of the Corporation are hereby designated “Class B Common Stock”, in each case with the following rights, preferences, powers, privileges, restrictions, qualifications and limitations.”

RESOLVED, that Subsection 4.2 of Part B of Article FOURTH of the Ninth Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“4.2   Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of (i) the number of shares of Preferred Stock formerly represented prior to such conversion by such stock certificate that the holder surrenders for conversion and (ii) the number of shares of Common Stock after such conversion into which such shares of Preferred Stock formerly represented by such stock certificate converted.”

RESOLVED, that Subsection 5.1(a) of Part B of Article FOURTH of the Ninth Amended and Restated Certificate of Incorporation of the Corporation be amended and restated in its entirety to read as follows:

“(a) Immediately prior to (i) the closing of the sale of shares of Class A Common Stock to the public at a price of at least $18.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $100,000,000 of gross proceeds to the Corporation (a “Qualified Public Offering”), (ii) the consummation of a Qualified SPAC Transaction, or (iii) the closing of the sale of shares of Class A Common Stock to the public pursuant to the Corporation’s Registration Statement on Form S-1 (Reg. No. 333-257431), (A)(1) each share of Series A1 Preferred Stock, Series B1 Preferred Stock, Series C1 Preferred Stock and Series D1 Preferred Stock then outstanding shall automatically be converted into a number of shares of Class A Common Stock at the then effective conversion rate as calculated pursuant to Subsection 4.1.1 and (2) each share of Series C2 Preferred Stock and Series D2 Preferred Stock then outstanding shall automatically be converted into a number of shares of Class B Common Stock at the then effective conversion rate as calculated pursuant to Subsection 4.1.1; and (B) such shares may not be reissued by the Corporation. As used herein, a “Qualified SPAC Transaction” shall mean a SPAC Transaction (i) that ascribes a pre-transaction equity value of the Class A Common Stock of at least $18.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Class A Common Stock), (ii) that results in gross proceeds to the Corporation, the SPAC or its successor entity in such transaction (through an equity financing transaction, including a “PIPE” transaction, consummated in connection with the closing of the transaction or from the cash held by the SPAC, after taking into account any redemptions from the SPAC’s trust account) of at least $100,000,000, and (iii) immediately following which the common stock or share capital of the SPAC or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors.”

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

* * *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Robert Spignesi, the President and Chief Executive Officer of the Corporation, this 9th day of July, 2021.

RAPID MICRO BIOSYSTEMS, INC.

By:	/s/ Robert Spignesi
Robert Spignesi
President and Chief Executive Officer